Exhibit 10.16

GROUP MANAGEMENT ANNUAL BONUS PLAN RULES

1.             Outline of Plan

1.1          The objectives of the plan are to encourage participants to:

a)             deliver superior results by setting clear, measurable personal and business performance targets; and

b)             contribute as members of the senior management team to the achievement of AMEC plc performance targets;

and to reward achievement against these targets.

1.2                               The plan is overseen by the Remuneration Committee which, in relation to Designated Executives, retains absolute discretion over the setting of bonus targets, adjustment of the targets in the course of or at the end of the year if they deem this appropriate, and the judgement of performance.  This also applies for other participants in respect of the AMEC plc Performance Element (see 4 below).

1.3                               The plan year will run from 1 January to 31 December.   Payments in respect of each bonus year are normally made during March of the subsequent year subject to any voluntary elections by participants to receive bonus in the form of deferred shares (see 9 below).  However the Remuneration Committee may decide in advance that part of the bonus for any particular year will be compulsorily deferred in accordance with 3.4 below.

1.4                               It is anticipated that the plan will be continued from year to year but the Remuneration Committee reserves the right to withdraw or amend the plan by notifying participants at any time.

1.5                               These Rules apply to bonus years from 2013 onwards.

2.             Eligibility and Definitions

2.1                               All Executive Directors and other members of the Group Management Team will be included in the plan.

2.2                               In order to have any entitlement to bonus, including any deferred element, participants must remain in employment until payment is due to be made, except where their employment has terminated due to retirement with the Company’s consent or otherwise at the committee’s discretion.

2.3                              The relevant salary for all elements of bonus is the total basic salary received by each participant for that part of the plan year when they were included in that bonus plan i.e. joiners and leavers are included pro rata, as are salary changes for participants.

2.4                               Bonus will not be pensionable.

3.                         Maximum Bonus Potential and allocation between elements

3.1                               The maximum bonus potential for the Chief Executive is 150%.  The maximum bonus potential for other Executive Directors is 125%.  The maximum bonus potential for other executives will be determined by the Chief Executive between

60% and 100%.  In each case, these are percentages of relevant salary as defined at 2.3 above.

3.2                               The plan consists of four elements:

AMEC plc performance (EBITA and Cash Flow)

Business Unit performance (EBITA and Cash Flow)

Other business targets

Individual performance against defined personal objectives

3.3                               The bonus allocation between these elements will vary from individual to individual according to their overall maximum and whether or not Business Unit targets are included, however the proportion of overall potential bonus allocated to the EBITA targets will be not less than half.

3.4                               For executive directors, part of their bonus opportunity equal to 25% of their salary will be subject to additional EBITA targets and will be deferred in accordance with the provisions in section 8 below

4.                         AMEC plc Performance Element

4.1                               A realistic, stretching but achievable Maximum performance level will be set each year that is consistent with the highest potential level of EBITA for the year. Maximum bonus under this element will be earned if this performance level is met.

4.2                               A Target performance level for the year will also be set, normally in line with the approved Short Range Plan.

4.3                               A Threshold performance level for the year will also be set.  No bonus will be payable under this element for achievement of less than Threshold.  Under normal circumstances, the threshold will be greater than the previous year’s actual result, thus ensuring that no bonus will be payable under this element unless EBITA grows year on year.

Maximum and Threshold performance levels will be recommended by the Chief Executive to the Remuneration Committee following approval of the Short Range Plan.

4.4                               Where the result falls between two of the set targets, the actual bonus payable will be determined on a straight line sliding scale between the amounts payable at those two targets.

4.5                               The proportion of maximum bonus on this element payable for the achievement of Threshold or Target performance may vary from year to year as determined by the Remuneration Committee.

4.6                               A further stretch target above the Maximum will be set in respect of the deferred bonus element for executive directors referred to under 3.4 above.  Bonus will be earned on a straight line basis running from Nil at Maximum to 25% of salary at the higher stretch target.

4.7                               Cash Flow targets for AMEC plc will also be established following the same principles.

4.8                               The definitions for EBITA and cash flow will be confirmed each year as part of the target setting.

5.             Business Unit Performance Element

5.1                               Business Unit EBITA and Cash Flow targets for the year will be established following the same principles as outlined above.

5.2                               Business Unit targets will apply to those participants who have operational responsibilities and will relate to the unit or units for which they are responsible.

6.             Other Business Targets

6.1                               Other business performance targets may be set for members of the Management Team collectively or for individual members, in line with the company’s strategic objectives and non-financial KPIs.

7.             Individual Performance Element

7.1                               Individuals may be paid an element of their bonus based on the achievement of a number of predetermined personal targets.   This will operate independently of the other elements.

7.2                               This element of bonus may be split amongst a number of personal targets.   The number of targets and the proportion of total bonus allocated to each target may vary between individuals.   A sliding scale of differing levels of bonus for different levels of achievement may be included.  Targets should, as far as possible, be specific and measurable, and normally be achievable during the period in question.

7.3                               In the case of Designated Executives other than himself, personal targets will be recommended to the Remuneration Committee by the Chief Executive.  Personal targets for the Chief Executive will be recommended by the Chairman.  In the case of other participants, personal targets will be agreed between participants and the Chief Executive as soon as possible in the relevant plan year or within one month of joining the scheme for those not included at the start of the year.   Copies will be lodged with Group Human Resources.

7.4                               Achievement against personal targets will be assessed at the end of the year and the appropriate level of payment will be recommended to the Remuneration Committee by the Chief Executive in the case of Executive Directors other than himself.  Achievement and payment for the Chief Executive will be recommended by the Chairman.  Achievement and payment for other executives will be determined by the Chief Executive.

8.             Compulsory Deferred bonus

8.1                               Deferred bonus earned in relation to 3.4 above will be converted, after tax, into AMEC plc shares based on the Market Value (defined in the same way as under the Performance Share Plan) at the date when the normal annual bonus is paid. These shares will be held for a three year deferral period by the Trustee of the AMEC Employee Share Trust.

8.2                               During the deferral period, the individual will have beneficial ownership of the shares, including the right to receive dividends on them, but will not be able to sell, pledge or otherwise encumber them except to designate them as Investment Shares in relation to an award under the Performance Share Plan.

8.3                               In the event that the individual leaves employment before the end of the deferral period for reasons of resignation to take up another full-time job or dismissal for gross misconduct, the deferred shares will be forfeit.  In the event of leaving for other reasons, the Remuneration Committee will have the discretion to decide whether to release the deferred shares at the time of leaving or at the end of the original deferral period.

8.4                               In the event that, before the end of the deferral period, the accounts for the year for which the shares were earned are required to be restated for a correction of a prior period error, as defined by International Account Standard 8 (Accounting Policies, changes in Accounting Estimates and Errors), the Remuneration Committee may determine that some or all, at its discretion, of the deferred shares will be forfeit.

9.             Voluntary Deferred bonus

9.1                               Prior to the amount of bonus earned for the year being determined, participants may elect to receive that portion of their bonus that would otherwise be due as a cash payment in the form of a nil cost option over AMEC plc shares. The committee retains full discretion as to whether to permit this for any particular year.

9.2                               In the event that voluntary elections are agreed, the gross amount of bonus will be converted into AMEC plc shares based on the Market Value (defined in the same way as under the Performance Share Plan) at the date when the normal annual bonus is paid and instead of receiving bonus the individual will be given an option over that number of shares.  The number of shares will be increased to take account of any dividends that become payable in the period between grant and exercise.

9.3                               The option may not be exercised until 3 months after the date of grant and may then be exercised at any time within the following 6 months. The requisite number of shares may be sold and the amounts realised retained by the Company in order to meet any tax with-holding required at either the point of vesting or exercise.

9.4                               In the event that the individual leaves employment before the option becomes exercisable for reasons of resignation to take up another full-time job or dismissal for gross misconduct, the option will lapse and the deferred bonus will be forfeit.  In the event of leaving for other reasons, the Remuneration Committee will have the discretion to decide whether to permit the early exercise of the option or for it to continue to subsist and be exercised in accordance with the original terms.

Note: Where Deferred Bonus shares that have been used as Investment Shares in relation to an award under the Performance Share Plan become forfeit or lapse prior to vesting, this will also apply to the associated Matched Share award, in accordance with the rules of that plan.

13 February 2013